Exhibit 10.2

CREDIT AGREEMENT

Dated as of May 20, 2004

among

INDIANAPOLIS POWER & LIGHT COMPANY,

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

and

THE HUNTINGTON NATIONAL BANK

as Agent

TABLE OF CONTENTS

ARTICLE I *

DEFINITIONS *

1.1 Defined Terms *

1.2 Accounting Terms *

1.3 Other Definitional Provisions; Construction *

ARTICLE II *

COMMITMENT OF THE LENDERS *

2.1 Revolving Loans *

2.2 Swing Line Loans *

2.3 Making of Loans *

2.4 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances *

2.5 Default Rate *

2.6 Method of Payment *

2.7 Notes *

2.8 Telephonic Notices *

2.9 Promise to Pay; Facility Fees; Interest and Fee Basis; Taxes; Loan and Control Accounts *

2.10 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions *

2.11 Lending Installations *

2.12 Non-Receipt of Funds by the Agent *

2.13 Maturity Date *

2.14 Replacement of Certain Lenders *

ARTICLE III *

CHANGE IN CIRCUMSTANCES *

3.1 Yield Protection *

3.2 Changes in Capital Adequacy Regulations *

3.3 Availability of Types of Advances *

3.4 Funding Indemnification *

3.5 Lender Statements; Survival of Indemnity *

ARTICLE IV *

CONDITIONS OF BORROWING *

4.1 Loan Documents *

4.2 Capitalization, etc. *

4.3 Governmental Approvals and Filings *

4.4 Corporate Proceedings *

4.5 Legal Opinions *

4.6 Officers' Certificates *

4.7 Fees, Expenses, etc. *

4.8 Additional Matters *

4.9 Event of Default *

4.10 Adverse Changes *

4.11 Litigation *

4.12 Representations and Warranties *

ARTICLE V *

REPRESENTATIONS AND WARRANTIES *

5.1 Corporate Status *

5.2 Corporate Power and Authorization *

5.3 Execution and Binding Effect *

5.4 Government Approvals and Filings *

5.5 Absence of Conflicts *

5.6 Margin Regulations *

5.7 Subsidiaries *

5.8 [Intentionally Deleted] *

5.9 Ownership and Control *

5.10 Litigation *

5.11 Absence of Events of Default *

5.12 Insurance *

5.13 Title to Property *

5.14 Intellectual and Other Property *

5.15 Taxes *

5.16 Employee Benefits *

5.17 Environmental Matters *

5.18 Accuracy of Representations and Warranties *

5.19 No Investment Company *

5.20 Labor Matters *

5.21 Solvency *

5.22 Financial Statements *

5.23 No Material Adverse Change *

5.24 Regulatory Matters *

ARTICLE VI *

NEGATIVE COVENANTS *

6.1 Indebtedness *

6.2 Encumbrances *

6.3 Investments; Acquisitions *

6.4 Transfer; Merger *

6.5 Issuance of Stock *

6.6 Dividends and Related Distributions. *

6.7 Change of Legal Status *

6.8 Transactions with Affiliates *

6.9 Contingent Liabilities *

6.10 Exclusive Service Area *

ARTICLE VII *

AFFIRMATIVE COVENANTS *

7.1 Corporate Existence *

7.2 Maintain Property *

7.3 Maintain Insurance *

7.4 Tax Liabilities *

7.5 ERISA Liabilities; Employee Plans *

7.6 Financial Statements *

7.7 Supplemental Financial Statements *

7.8 Covenant Compliance Report *

7.9 Other Reports *

7.10 Notice of Proceedings *

7.11 Notice of Default *

ARTICLE VIII *

FINANCIAL COVENANTS *

8.1 Interest Coverage Ratio *

8.2 Total Debt to Capitalization Ratio *

ARTICLE IX *

EVENTS OF DEFAULT *

9.1 Events of Default *

ARTICLE X *

REMEDIES *

10.1 Remedies *

ARTICLE XI *

DEFAULTING LENDERS; WAIVERS; *

11.1 Defaulting Lender *

11.2 Amendments *

11.3 Preservation of Rights *

ARTICLE XII *

THE AGENT *

12.1 Appointment; Nature of Relationship *

12.2 Powers *

12.3 General Immunity *

12.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. *

12.5 Action on Instructions of Lenders *

12.6 Employment of Agent and Counsel *

12.7 Reliance on Documents; Counsel *

12.8 The Agent's Reimbursement and Indemnification *

12.9 Rights as a Lender *

12.10 Lender Credit Decision *

12.11 Successor Agent *

12.11 Successor Agent *

ARTICLE XIII *

SETOFF; RATABLE PAYMENTS *

13.1 Setoff *

13.2 Ratable Payments *

13.3 Application of Payments *

13.4 Relations Among Lenders *

ARTICLE XIV *

BENEFIT OF AGREEMENT; ASSIGNMENTS; *

14.1 Successors and Assigns *

14.2 Participations *

14.3 Assignments *

14.4 Confidentiality *

14.5 Dissemination of Information *

ARTICLE XV *

MISCELLANEOUS *

15.1 Survival of Representations *

15.2 Government Regulation *

15.3 Performance of Obligations *

15.4 Headings *

15.5 Entire Agreement *

15.6 Several Obligations; Benefits of this Agreement *

15.7 Expenses; Indemnification *

15.8 Numbers of Documents *

15.9 Amendments; Waivers *

15.10 WAIVER OF DEFENSES *

15.11 Severability of Provisions *

15.12 Nonliability of Lenders *

15.13 GOVERNING LAW *

15.14 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL *

15.15 Binding Effect *

15.16 Survival of Borrower Representations *

15.17 Extensions of Lender's Commitment and Notes *

15.18 Time of Essence *

15.19 Counterparts *

15.20 Facsimile Signatures *

15.21 Notices *

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A Revolving Loan Commitments (Definitions)

EXHIBIT B-1 Form of Revolving Note (Definitions)

EXHIBIT B-2 Form of Swing Line Note (Definitions)

EXHIBIT C Form of Assignment and Acceptance Agreement (Definitions)

Schedules

SCHEDULE 1.1 IPALCO Debt

SCHEDULE 4.3 Governmental Approvals and Filings

SCHEDULE 5.9 Ownership and Control

SCHEDULE 5.10 Litigation

SCHEDULE 6.1 Existing Indebtedness

SCHEDULE 6.2 Existing Liens

SCHEDULE 6.9 Contingent Liabilities

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 20, 2004 (the "Agreement"), is executed by and among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (the "Borrower"), whose address is One Monument Circle, Indianapolis, Indiana 46204, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 14.3, and THE HUNTINGTON NATIONAL BANK, a national banking association, whose address is 201 North Illinois Street, Suite 1800, Indianapolis, Indiana 46204, in its capacity as contractual representative for itself and the other Lenders (the "Agent").

In consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

"Advances" mean borrowings hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same Interest Period.

"AES" shall mean The AES Corporation, a Delaware corporation.

"Affected Lender" shall have the meaning set forth in Section 2.14.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of equity securities, by contract or otherwise.

"Agent" means The Huntington National Bank in its capacity as contractual representative for itself and the Lenders pursuant to Article XII hereof and any successor Agent appointed pursuant to Article XII hereof.

"Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitment of all the Lenders. The Aggregate Revolving Loan Commitment is Forty-Five Million and 00/100 Dollars ($45,000,000.00).

"Applicable Facility Fee Percentage" means, at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.9(b)(i) hereof determined in accordance with the provisions of Section 2.9(c)(ii) hereof.

"Applicable LIBOR Margin" means, at any date of determination, the rate per annum applicable to LIBOR Loans determined in accordance with the provisions of Section 2.9(c)(ii) hereof.

"Applicable Prime Rate Margin" means, at any date of determination, the rate per annum then applicable to Prime Loans, determined in accordance with the provisions of Section 2.9(c)(ii) hereof.

"Applicable Utilization Fee Percentage" means, at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.9(b)(ii) hereof determined in accordance with the provisions of Section 2.9(c)(ii) hereof.

"Assignment Agreement" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 14.3 hereof in substantially the form of Exhibit "C."

"Authorized Officer" means any of the Chairman, President, Senior Vice President, Vice President Treasurer or Senior Financial Analyst of the Borrower, acting singly.

"Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

"Borrowing Date" means a date on which an Advance or Swing Line Loan is made hereunder.

"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Indianapolis, Indiana.

"Capitalization" shall mean the sum of Total Debt plus Total Capital.

"Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

"Change of Control" shall mean that at any time IPALCO shall fail to own all of the common equity securities of Borrower.

"Change" shall have the meaning set forth in Section 3.2 hereof.

"Closing Date" means May 20, 2004.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Communication" shall have the meaning set forth in Section 15.20.

"Contingent Liability" and "Contingent Liabilities" shall mean, as applied to any Person, any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received, provided, however, that the term "Contingent Liability" or "Contingent Liabilities" shall not include the debt of IPALCO set forth in Schedule 1.1.

"Contractual Obligations" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property (now owned or hereafter acquired) is bound.

"Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

"Cross-Default Event" shall have the meaning set forth in Section 9.1(e).

"Cross-Default Obligation" shall have the meaning set forth in Section 9.1(e).

"Cure Loans" shall have the meaning set forth in Section 11.1(iii).

"Default Rate" shall mean a per annum rate of interest equal to the Prime Loan Rate plus 2% per annum.

"EBIT" shall mean, for any period, the sum for such period of: (a) Net Income, plus (b) Interest Charges, plus (c) federal and state income taxes as reflected on GAAP financial statements, minus (d) any items of gain which are extraordinary items as defined by GAAP, including, without limitation, that portion of net income arising out of the sale of assets outside of the ordinary course of business, minus (e) income or loss attributable to equity in any affiliated corporation, in each case to the extent included in determining Net Income for such period, plus any items of charges which are extraordinary items as defined by GAAP.

"Eligible Investments" means (a) Government Obligations; (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America; (c) negotiable or non-negotiable certificates of deposit and time deposits issued by any bank, trust company or national banking association, including the Agent, having total assets in excess of one (1) billion dollars and which has combined capital, surplus and undivided profits of at least $25,000,000 in dollars of the United States of America; (d) commercial paper of the quality rated on the date of purchase at "A-1" by S&P or "P-1" by Moody's purchased directly or through recognized money market dealers; (e) municipal obligations the interest on which is excluded from the gross income of the owners thereof for federal tax purposes under Section 103 of the Code, if rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P; (f) any repurchase agreement secured by any one or more of the foregoing; (g) any repurchase agreement or guaranteed investment contract from a bank or insurance company rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P and secured by any one or more of the foregoing with collateral equal or greater than 102% of the principal amount originally invested valued on a weekly basis; (h) units or shares of a Qualified Regulated Investment Company which invests solely in obligations described in (e) above; for purposes of this subsection (h) a Qualified Regulated Investment Company means a qualified regulated investment company as defined by the Internal Revenue Service including any regulated investment company (as defined in Section 851(a) of the Code) which, (i) for the taxable year, meets the requirements of Section 852(a) of the Code, (ii) has authorized and outstanding only one class of units or shares and (iii) to the extent practicable invests all of its assets in tax- exempt bonds, or of the weighted average value of its assets is represented by investments in tax-exempt bonds; (i) money market funds which funds are rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P; and (j) any other new investment provided that such new investments do not exceed $5,000,000.00 in the aggregate outstanding at any time.

"Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

"Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by law, agreement or otherwise).

"Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

"Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by such Person.

"Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

"Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower's business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" shall mean any of the events or conditions set forth in Article IX hereof.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Indianapolis time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year- end adjustments and footnotes made in accordance with GAAP.

"Government Action" shall have the meaning set forth in Section 5.4.

"Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Governmental Obligations" means (a) direct obligations of the United States of America or (b) obligations unconditionally guaranteed as to full and timely payment of principal and interest by the United States of America.

"Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

"Indebtedness" shall mean at any time (a) all Liabilities of the Borrower, (b) all Capital Lease obligations of the Borrower, (c) all securitized facilities of the Borrower, (d) indebtedness secured by any Lien existing on property owned by the Borrower whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of the Borrower whether or not reflected on its balance sheet.

"Indemnified Matters" shall have the meaning set forth in Section 15.7(b)(ii).

"Indemnitees" shall have the meaning set forth in Section 15.7(b).

"Interest Charges" shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Interest Rate Agreements.

"Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Agent not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires; (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; and (iv) the final Interest Period must be such that its expiration occurs on or before the Maturity Date.

"Interest Rate Agreements" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Agent or Lenders) to or under which the Borrower is a party or beneficiary.

"IPALCO" shall mean IPALCO Enterprises, Inc., an Indiana corporation.

"IURC Order" shall mean the Order issued by the Indiana Utility Regulatory Commission on February 12, 2003 in connection with Cause No. 42292, as such Order was amended April 16, 2003 and may be amended in the future.

"LaSalle Line of Credit" means the unsecured working capital line of credit provided by LaSalle Bank National Association, as agent, and any replacement, renewal, refinancing or extension thereof in an amount not to exceed $71,000,000.00.

"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

"Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

"Liabilities" shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

"LIBOR" shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the approximate amount of the pro rata share of The Huntington National Bank of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Agent (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period less the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or, if LIBOR cannot be so determined, as LIBOR is otherwise determined by the Agent in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Agent's determination of LIBOR shall be conclusive, absent manifest error.

"LIBOR Rate" shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period (rounded upward if necessary, to the nearest 1/16 of 1.00%) plus the then Applicable LIBOR Margin, which LIBOR Rate shall remain fixed during such Interest Period.

"LIBOR Rate Advance" means an Advance which bears interest at the LIBOR Rate.

"LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrower may identify no more than six (6) Advances of the Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Rate Advance must be in the amount of One Million and 00/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00).

"Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

"Loan(s)" shall mean, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 hereof, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Prime Loans or LIBOR Loans.

"Loan Account" shall have the meaning set forth in Section 2.9(e).

"Loan Documents" shall have the meaning set forth in Section 4.1.

"Margin Stock" shall have the meaning ascribed to such term in Regulation U.

"Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations.

"Maturity Date" shall mean May 19, 2005, unless extended by the Lenders pursuant to any modification, extension or renewal notes executed by the Borrower and accepted by the Lenders in their sole and absolute discretion in substitution for the Revolving Notes in which event the modification, extension or renewal notes shall replace the previously issued Revolving Notes as of the date of such acceptance and shall specify the new Maturity Date which shall be no greater than 364 days from the date of such acceptance.

"Moody's" shall mean Moody's Investors Service, Inc.

"Moody's Rating" shall mean the senior unsecured debt rating of the Borrower established by Moody's.

"Multiemployer Plan" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any Controlled Group Member.

"Net Income" shall mean, with respect to any period, the amount shown opposite the caption "Net Income" or a similar caption on the financial statements of the Borrower, prepared in accordance with GAAP.

"Non Pro Rata Loan" shall have the meaning set forth in Section 11.1.

"Notes" shall mean the Revolving Notes and the Swing Line Note.

"Notice of Assignment" shall have the meaning set forth in Section 14.3(b).

"Obligations" shall mean all Loans, Advances, debts, Liabilities, obligations, Indebtedness, covenants and duties owing by the Borrower to the Agent, any Lender, the Swing Line Bank, any Affiliate of the Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

"Other Taxes" shall have the meaning set forth in Section 2.9(d)(ii).

"Participants" shall have the meaning set forth in Section 14.2(a).

"PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

"Pension-Related Event" shall mean any of the following events or conditions:

(a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA) other than compliance with Section 4041(b) of ERISA, or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

(b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

(c) Any Reportable Event occurs with respect to a Plan;

(d) Any action occurs or is taken which could result in Borrower becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or Borrower or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

(e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

"Permitted Liens" shall have the meaning set forth in Section 6.2.

"Permitted Refinancing Indebtedness" means any replacement, renewal, refinancing or extension (a "Refinancing") of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being Refinanced, (ii) does not rank at the time of such Refinancing senior to the Indebtedness being Refinanced, provided, however, that this requirement shall not apply to the extent that such Refinancing is completed in accordance with the IURC Order so long as on a pro forma basis Borrower remains in compliance with the financial covenants contained in Article VIII, provided, further, that a Refinancing with a Weighted Average Life to Maturity at the time of such Refinancing that is longer than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and is otherwise permitted pursuant to this definition may be secured by the assets of the Borrower, and (iii) contains terms reflective of current market conditions.

"Person" shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

"Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any Controlled Group Member is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

"Prime Loan" or "Prime Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Loan Rate.

"Prime Loan Rate" shall mean a per annum rate of interest equal to the Prime Rate plus the then Applicable Prime Rate Margin.

"Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Agent as its Prime Rate, which is not intended to be the Agent's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Agent. The Agent shall not be obligated to give notice of any change in the Prime Rate.

"Prime Rate Advance" means an Advance which bears interest at the Prime Loan Rate.

"Pro Rata Share" means with respect to each Lender, the percentage obtained by dividing (A) such Lender's Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's Revolving Loans and, in the case of the Swing Line Bank, Swing Lines Loans, by (y) the aggregate amount of all Revolving Loans and Swing Line Loans.

"Purchasers" shall have the meaning set forth in Section 14.3(a).

"Register" shall have the meaning set forth in Section 14.3(c).

"Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

"Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lenders or their lending offices.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

"Replacement Lender" shall have the meaning set forth in Section 2.14.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are not less than fifty-one percent (51%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower or of any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their applicable Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Share represent not less than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lender's performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the outstanding principal balance of all Loans are not less than fifty-one percent (51%).

"Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governmental documents of such Person, and any law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property (nor owned or hereafter acquired) or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

"Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans.

"Revolving Interest Rate" shall mean the Borrower's from time to time option of the Prime Loan Rate or the LIBOR Rate.

"Revolving Loan" and "Revolving Loans" shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Lenders to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

"Revolving Loan Commitment" shall mean, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Swing Line Loans not exceeding the amount set forth on Exhibit "A" to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

"Revolving Note(s)" means a promissory note, in substantially the form of Exhibit "B-1" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any modification, extension or renewal of such Revolving Note in which event the modification, extension or renewal notes shall replace the previously issued Revolving Notes as of the date of such acceptance and shall specify the new Maturity Date which shall be no greater than 364 days from the date of such acceptance.

"Risk-Based Capital Guidelines" shall have the meaning set forth in Section 3.2.

"S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

"S&P Rating" shall mean the senior unsecured debt rating of the Borrower established by S&P.

"Solvent" means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, Contingent Liabilities; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to Contingent Liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably expected to become an actual or matured liability.

"Standard Notice" shall mean an irrevocable notice provided to Agent as the situation requires on a Business Day which is:

(a) At least one Business Day in advance in the case of selection of, conversion to or renewal of a Prime Rate Advance or prepayment of any Prime Loan;

(b) At least three Business Days in advance in the case of selection of, conversion to or renewal of a LIBOR Rate Advance or prepayment of any LIBOR Loan;

(c) On that Business Day in the case of selection of a Swing Line Loan.

Standard Notice must be provided no later than 12:00 noon (Indianapolis time) on the last day permitted for such notice.

"Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including, but not limited to, any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

"Swing Line Bank" means The Huntington National Bank or any other Lender as a successor Swing Line Bank.

"Swing Line Commitment" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $10,000,000.00 at any one time outstanding.

"Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.2 hereof.

"Swing Line Note" means a promissory note, in substantially the form of Exhibit "B-2" hereto, duly executed by the Borrower and payable to the order of the Swing Line Bank in the amount of its Swing Line Commitment, including any restatement, extension or renewal of such Swing Line Note in which event the modification, extension or renewal notes shall replace the previously issued Swing Line Note as of the date of such acceptance and shall specify the new Maturity Date which shall be no greater than 364 days from the date of such acceptance.

"Taxes" shall have the meaning set forth in Section 2.9(d)(i).

"Total Capital" shall mean, with respect to any period, the amount shown opposite the captions "Stockholder's Equity" and "Preferred Stock" or similar captions on the financial statements of the Borrower, prepared in accordance with GAAP.

"Total Debt" shall mean at any time (a) all interest-bearing Liabilities of the Borrower, (b) all securitized facilities of the Borrower, (c) all Capital Lease obligations of the Borrower and (d) all letter of credit obligations of the Borrower; provided, however, that the term "Total Debt" shall not include accounts payable and accruals of the Borrower that would be shown as such on the balance sheet of the Borrower prepared in accordance with GAAP.

"Transferee" shall have the meaning set forth in Section 14.5.

"Type" means, with respect to any Loan, its nature as a Prime Loan or a LIBOR Loan.

"Unmatured Event of Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

"Weighted Average Life to Maturity" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

1.3 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 15.9 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

ARTICLE II

COMMITMENT OF THE LENDERS

2.1 Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, each Lender agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Aggregate Revolving Loan Commitment. Revolving Loans made by the Lenders may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purpose of commercial paper back-up and general corporate purposes.

(b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on June 1, 2004 and continuing on the first (1st) day of each calendar month thereafter, and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, provided that interest accrued on each LIBOR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c) Revolving Loan Principal Repayments.

(i) Mandatory Principal Prepayments. All Revolving Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.

(ii) Optional Prepayments. The Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to $500,000.00 or a higher integral multiple of $100,000; and (ii) any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable. LIBOR Loans may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 3.4, provided that the Borrower may not so prepay LIBOR Loans unless it shall have provided at least three (3) Business Days' written notice to the Agent of such prepayment.

2.2 Swing Line Loans.

(a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Article IV, from and including the date of this Agreement and prior to the Maturity Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time, in United States Dollars, in an amount not to exceed the Swing Line Commitment; provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Maturity Date.

(b) Borrowing Notice. The Borrower shall provide Standard Notice to the Agent and the Swing Line Bank, specifying (i) the applicable Borrowing Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $250,000.00 (and in multiples of $10,000.00 if in excess of that amount). The Swing Line Loans shall at all times be Prime Loans.

(c) Making of Swing Line Loans. Not later than 3:00 p.m. (Indianapolis time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Section 15.21. The Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower at the Agent's aforesaid address.

(d) Repayment of Swing Line Loans. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Borrower on or before the twenty-ninth Business Day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount and increments of $100,000.00, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the twenty-ninth Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Indianapolis time) on the date of any notice received pursuant to this Section 2.2(d), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Section 15.21. Revolving Loans made pursuant to this Section 2.2(d) shall initially be Prime Loans and thereafter may be continued as Prime Loans or converted into LIBOR Loans in the manner provided in Section 2.4 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Article IV had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.2(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that the Lender fails to make payment to the Agent of any amount due under this Section 2.2(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.2(d), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with such interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3 Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Loans, the Borrower shall provide Standard Notice to the Agent (that is, at least one Business Day in advance in the case of the Prime Loans and at least three Business Days in advance in the case of the LIBOR Loans) setting forth the following information (a separate notice being required for each such Type of Loans):

(a) The applicable Borrowing Date;

(b) The aggregate principal amount of such proposed Loans, which shall be an integral multiple of $100,000.00 which is not less than $1,000,000.00, provided, however, that any Prime Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment; and

(c) With respect to each LIBOR Rate Advance of such proposed Loans, the Interest Period to apply to such LIBOR Rate Advance.

Standard Notice having been so provided, the Agent shall promptly notify each Lender no later than 1:00 o'clock p.m. (Indianapolis time) on the date so provided, of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article IV hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 3:00 o'clock p.m. (Indianapolis time), in funds immediately available at the Agent's address specified pursuant to Section 15.21. Promptly after its receipt thereof, the Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's aforesaid address.

2.4 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(a) Automatic Conversion and Continuation. Prime Loans shall continue as Prime Loans unless and until such Prime Loans are converted into LIBOR Loans. LIBOR Loans shall continue as LIBOR Loans until the end of the then applicable Interest Period therefor, at which time such LIBOR Loans shall be automatically converted into Prime Loans unless the Borrower shall have given the Agent notice in accordance with Section 2.4(c) requesting that, at the end of such Interest Period, such LIBOR Loans continue as a LIBOR Loan.

(b) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.4(a), no Loan may be converted into or continued as a LIBOR Loan (except with the consent of the Required Lenders) when any Event of Default or Unmatured Event of Default has occurred and is continuing.

(c) Conversion/Continuation Notice. The Borrower shall provide Standard Notice to the Agent for each conversion of a Prime Loan into a LIBOR Loan or continuation of a LIBOR Loan, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of LIBOR Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

2.5 Default Rate. After the occurrence and during the continuance of an Event of Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations shall be the Default Rate.

2.6 Method of Payment. All payments of principal, interest, and fees hereunder shall be made without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Section 15.21, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Indianapolis time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratable in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Section 15.21 or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.7 Notes. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Note; provided, however, that the failure to so record shall not affect the Borrower's obligations under any such Note.

2.8 Telephonic Notices. The Borrower authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

2.9 Promise to Pay; Facility Fees; Interest and Fee Basis; Taxes; Loan and Control Accounts.

(a) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

(b) Facility Fees. (i) The Borrower shall pay to the Agent, for the account of the Lenders as provided herein below, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a facility fee accruing at the rate of the then Applicable Facility Fee Percentage, on the Aggregate Revolving Loan Commitment. All such facility fees payable under this clause (b)(i) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2004), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole. The Agent shall pay to each Lender a pro rata portion of such facility fee based on such Lender's Revolving Loan Commitment.

(ii) The Borrower shall pay to the Agent, for the account of the Lenders as provided herein below, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a utilization fee accruing at the rate of the then Applicable Utilization Fee Percentage on the Revolving Credit Obligations at any time the Revolving Credit Obligations exceed thirty-three percent (33%) of the Aggregate Revolving Loan Commitment. All such utilization fees payable under this clause (b)(ii) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2004), and in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole. The Agent shall pay to each Lender a pro rata portion of such utilization fee based on such Lender's Revolving Loan Commitment.

(iii) The Borrower agrees to pay to the Agent for the sole account of the Agent the fees set forth in the letter agreement between the Agent and the Borrower dated April 15, 2004, payable at the times and in the amounts set forth therein.

(iv) The Borrower agrees to pay to the Agent for the benefit of the Lenders on or before the Closing Date a commitment fee in the amount of 10.0 bps on the Aggregate Revolving Loan Commitment.

(c) Interest and Fee Basis, Applicable Prime Rate Margin, Applicable LIBOR Margin, Applicable Facility Fee Percentage and Applicable Utilization Fee Percentage.

(i) Interest on all Obligations and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Notwithstanding the foregoing, interest on Prime Loans shall be calculated on the basis of a year consisting of 365 days. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Indianapolis time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

(ii) The Applicable Prime Rate Margin and Applicable LIBOR Margin for all Loans, the Applicable Facility Fee Percentage and the Applicable Utilization Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable S&P Rating and Moody's Rating as described in this Section 2.9(c)(ii).

S&P Moody's Applicable Applicable Applicable& #9; Applicable

Rating Rating LIBOR Prime Rate Facility Utilization

Margin Margin Fee Fee

Percentage Percentage

Greater than or Greater than or

equal to BBB equal to Baa2 92.5 bps 0 bps 20 bps 12.5 bps

Equal to BBB- Equal to Baa3 100 bps 0 bps 25 bps 12.5 bps

Equal to BB+ Equal to Ba1 120 bps 0 bps 30 bps 25 bps

Equal to BB Equal to Ba2 140 bps 0 bps 35 bps 25 bps

Less than or Less than or

equal to BB- equal to Ba3 175 bps 0 bps 50 bps 25 bps

For purposes of this Section 2.9(c)(ii), "bps" means one-one hundredth of one percent (.01%). In the event that the S&P Rating and Moody's Rating are not at the same Level, the Applicable LIBOR Margin, the Applicable Prime Rate Margin, the Applicable Facility Fee Percentage and the Applicable Utilization Fee Percentage shall be determined on the basis of the higher of the two ratings unless there is more than one Level differential between such ratings in which event the rating level above the lower of the two ratings shall be used. Any change in the S&P Rating or the Moody's Rating shall be effective two Business Days after it is announced by S&P or Moody's, respectively.

(d) Taxes.

(i) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments or the Loans being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(d)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

(ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, or the Loans (hereinafter referred to as "Other Taxes").

(iii) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.9(d)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.9(d) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.9(d) shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

(vi) Without limiting the obligations of the Borrower under this Section 2.9(d), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.3, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS, or, if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, two completed and signed copies of IRS Form W-8 or W-9 or the applicable successor form) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.9(d)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 2004, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a Form W-8 or W-9 as prescribed above or a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such Form W-8 or W-9 or another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

(a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

(b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

(c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

(e) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

(f) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower's receipt of such information.

2.10 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Standard Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each LIBOR Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Prime Rate.

2.11 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.12 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.13 Maturity Date. This Agreement shall be effective until the Maturity Date. Notwithstanding the termination of this Agreement on the Maturity Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied and all financing arrangements among the Borrower and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.14 Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its applicable Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.2(d), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.9(d), 3.1 or 3.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 3.3 claiming that such Lender is unable to extend LIBOR Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 15.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 14.3 which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Swing Line Loans, and its obligation to participate in additional Swing Line Loans hereunder) in accordance with Section 14.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owned to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.9(d), 3.1, or 3.2 with respect to such Affected Lender and compensation payable under Section 2.9(b) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.14; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9(d), 3.1, 3.2, 3.4 and 15.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.8. Upon the replacement of any Affected Lender pursuant to this Section 2.14, the provisions of Section 11.1 shall continue to apply with respect to borrowings which are then outstanding with respect to which the Affected Lender failed to fund its applicable Pro Rata Share and which failure has not been cured.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith:

(i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Loans) with respect to its Loans, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Revolving Loan Commitment.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If (i) any Lender determines that maintenance of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund LIBOR Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

3.4 Funding Indemnification. If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, conversion or otherwise, or a LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Rate Advance.

3.5 Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to Section 2.9(d) or to this Article III shall use its reasonable efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than thirty (30) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2 or 3.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Loan applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Section 3.1, 3.2 and 3.4 shall survive the payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS OF BORROWING

Notwithstanding any other provision of this Agreement, the Lenders shall not be required to disburse or make all or any portion of the Loans if any of the following conditions have not occurred.

4.1 Loan Documents. The Borrower shall have executed and delivered to the Agent with sufficient copies for the Lenders all of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory to the Agent, the Lenders, the Agent's counsel and the Lender's counsel in form, substance and execution:

(a) Credit Agreement. This Agreement duly executed by the Borrower.

(b) Revolving Notes. Revolving Notes duly executed by the Borrower.

(c) Swing Loan Note. A Swing Loan Note duly executed by the Borrower.

4.2 Capitalization, Etc. The corporate and capital structure of Borrower, the certificate or articles of incorporation and by-laws of Borrower, and the terms, conditions, amounts and holders of all equity, debt and other indebtedness, obligations and liabilities of each of them, shall be not unsatisfactory to the Lenders.

4.3 Governmental Approvals and Filings. The Agent shall have received, with copies and executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in Schedule 4.3 hereof which are designated on such Schedule to be receivable on or prior to the Closing Date and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

4.4 Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, a certificate by the Secretary of Borrower dated as of the Closing Date as to (i) true copies of the certificate or articles of incorporation and by-laws of Borrower in effect on such date, (ii) true copies of all corporate action taken by Borrower relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the officers of Borrower executing this Agreement and the other Loan Documents, together with satisfactory evidence of the incumbency of such Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the Closing Date showing the existence of Borrower in its state of incorporation.

4.5 Legal Opinions. The Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Agent and each Lender, dated the Closing Date, of Barnes & Thornburg, as to such matters as may be requested by Agent and in form and substance satisfactory to Agent.

4.6 Officers' Certificates. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of Borrower as to such matters as Agent or any Lender may request, including, without limitation, a certificate from an Authorized Officer of Borrower certifying that the Borrower is Solvent.

4.7 Fees, Expenses, Etc. All reasonable fees and other compensation required to be paid to the Agent and the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

4.8 Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to Agent and each Lender.

4.9 Event of Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

4.10 Adverse Changes. No material adverse change in the financial condition or affairs of the Borrower, as determined in any Lender's sole and complete discretion, shall have occurred, with respect to the initial disbursements since December 31, 2003.

4.11 Litigation. No litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which in the discretion of the any Lender reasonably exercised, materially adversely affects the financial condition or continued operation of the Borrower.

4.12 Representations and Warranties. Each of the representations and warranties made by the Borrower in Article V hereof shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans requested to be made on such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to each Lender as follows:

5.1 Corporate Status. Borrower is a corporation duly organized and validly existing under the laws of the State of Indiana. Borrower has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Borrower is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable except where the failure to so qualify could not have a Material Adverse Effect.

5.2 Corporate Power and Authorization. Borrower has corporate power and authority to execute, deliver, perform, and take all actions contemplated by each Loan Document, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to be fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings and requests.

5.3 Execution and Binding Effect. This Agreement and each other Loan Document which is required to be delivered on or before the Closing Date pursuant to Section 4.1 hereof has been duly and validly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document when executed and delivered by Borrower will constitute, the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

5.4 Government Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Government Action") is or will be necessary in connection with execution and delivery of any Loan Document by Borrower or consummation by Borrower of the financing transaction herein or therein contemplated or payment by the Borrower of the Loans, except for matters set forth in Schedule 4.3 hereof, and no Government Action, except for matters set forth in Schedule 4.3 hereof, is or will be necessary in connection with the Loans at any time prior to the termination of this Agreement.

5.5 Absence of Conflicts. Neither the execution and delivery of any Loan Document by Borrower, nor consummation by Borrower of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by Borrower does or will:

(a) violate or conflict with any Requirement of Law, or

(b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of the property of Borrower pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of Borrower under or in connection with,

(i) the certificate or articles of incorporation or by- laws of Borrower,

(ii) any Contractual Obligations creating, evidencing or securing any Indebtedness to which Borrower is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

(iii) any other Contractual Obligations of Borrower,

which could reasonably be expected to have a Material Adverse Effect on Borrower.

5.6 Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying Margin Stock, or to extend credit to others for the purpose of buying or carrying any Margin Stock. Borrower is not engaged in the business of extending credit to others for the purpose of buying or carrying Margin Stock. Borrower does not own any Margin Stock. Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

5.7 Subsidiaries. The Borrower has no subsidiaries, except for IPL Funding Corporation.

5.8 [Intentionally Deleted]

5.9 Ownership and Control. The outstanding shares of capital stock of Borrower have been duly authorized and validly issued and are fully paid and nonassessable. IPALCO owns all of the common equity securities of Borrower. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate Borrower to issue any shares of its capital stock or any other securities, except for matters set forth in Schedule 5.9 hereof and except for matters which are permitted by the terms hereof and notice of which is provided by the Borrower to the Agent. Schedule 5.9 hereof describes as of the date hereof all options, rights, purchase agreements, buy- sell agreements, restrictions on transfer, pledges, proxies, voting trusts, powers of attorney, voting agreements and other agreements, instruments or arrangements to which Borrower is a party or is subject or bound, or to which any record or beneficial owner of common stock of Borrower is a party or is subject or bound, which pertain to any shares of common stock (now or hereafter outstanding) of Borrower, including any matter which may affect beneficial or record ownership thereof or transferability thereof or voting rights with respect thereto.

5.10 Litigation. Except as set forth in Schedule 5.10 hereof, there is no pending or, to the Borrower's knowledge, threatened action, suit, claim, proceeding or investigation by or before any Governmental Authority against or affecting Borrower which could, if adversely determined, have a Material Adverse Effect.

5.11 Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or an Unmatured Event of Default.

5.12 Insurance. Borrower maintains with financially sound and reputable insurers the insurance required by Section 7.3 hereof.

5.13 Title to Property. Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, in each case free and clear of all Liens, other than Permitted Liens.

5.14 Intellectual and Other Property. Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others in any material respect.

5.15 Taxes. All tax and information returns required to be filed by or on behalf of Borrower have been properly prepared, executed and filed, except when the failure to do so could not have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of Borrower. The reserves and provisions for taxes on the books of Borrower are adequate for all open years and for its current fiscal period. Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes against Borrower (whether or not reserved against) except assessments or basis therefor which could not have a Material Adverse Effect.

5.16 Employee Benefits. On the date of this Agreement and the Closing Date, Borrower has no material liability (contingent or otherwise) for or in connection with, and none of its properties is subject to a Lien in connection with, any Pension-Related Event.

5.17 Environmental Matters.

(a) Borrower is and has been in compliance with all applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, could not have a Material Adverse Effect. To Borrower's knowledge, there are no circumstances that may prevent or interfere with such compliance by Borrower in the future.

(b) All Environmental Approvals necessary for the ownership and operation of Borrower's properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated have been obtained and are in full force and effect, unless such failure could not reasonably be expected to have a Material Adverse Effect on Borrower.

(c) Except as set forth on Schedule 5.10, there is no Environmental Claim pending or, to the knowledge of Borrower, threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Hazardous Material at, on or under any facility or property now or previously owned, operated or leased by Borrower or, to the knowledge of Borrower, any of its Environmental Affiliates) that could form the basis of any Environmental Claim, against Borrower or any of its Environmental Affiliates, except matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) No facility or property now or previously owned, operated or leased by Borrower is an Environmental Cleanup Site. Neither Borrower nor, to the knowledge of Borrower, any of its Environmental Affiliates has directly transported or directly arranged for the transportation of any material quantities of Hazardous Materials to any Environmental Cleanup Site, except matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To Borrower's knowledge, no Lien exists, and no condition exists which could result in the filing of a Lien, against any property of Borrower or any of its Environmental Affiliates, under any Environmental Law.

5.18 Accuracy of Representations and Warranties. None of Borrower's representations or warranties set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

5.19 No Investment Company. Borrower is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, which is required to register thereunder.

5.20 Labor Matters. As of the Closing Date, no labor disputes, strikes or walkouts affecting the operations of the Borrower is pending, or, to the Borrower's knowledge, threatened, planned or contemplated that could reasonably be expected to have a Material Adverse Effect on the Borrower.

5.21 Solvency. After giving effect to the (i) Loans to be made on the Closing Date or such other date as Loans requested hereunder are made and the consummation of the other transactions contemplated by this Agreement and (ii) the payment and accrual of all fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Loan Documents, the Borrower is Solvent.

5.22 Financial Statements. Complete and accurate copies of the following financial statements and the following related information have been delivered to the Agent: the balance sheet of the Borrower as at December 31, 2003, and the related combined statements of income, changes in stockholders' equity and cash flows of the Borrower for the fiscal year then ended, and the audit report related thereto. Such financial statements reflect all Liabilities of the Borrower as of such date.

5.23 No Material Adverse Change. Since December 31, 2003 up to the Closing Date, there has occurred no material adverse change in the business, financial condition, operations or prospects of the Borrower or any other event which has had or could reasonably be expected to result in a Material Adverse Effect.

5.24 Regulatory Matters. Borrower is a public utility regulated by the Indiana Utility Regulatory Commission ("IURC") and the Federal Energy Regulatory Commission ("FERC"). Borrower has the sole right to furnish retail electric service to its present and future customers within the boundaries of its exclusive service area, and no other electricity supplier may render or extend retail electric service within Borrower's exclusive service area. Except for matters set forth in Schedule 4.3 hereof, no action or approval by the IURC (other than the IURC Order) or FERC is or will be necessary in connection with execution and delivery of any Loan Document by Borrower or consummation by Borrower of the financing transaction herein or therein contemplated or payment by the Borrower of the Loans.

ARTICLE VI

NEGATIVE COVENANTS

6.1 Indebtedness. The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations;

(b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

(c) obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

(d) obligations of the Borrower for accounts payable, other than for money borrowed, and customer security deposits, incurred in the ordinary course of business;

(e) secured or unsecured purchase money Indebtedness incurred by the Borrower to finance the acquisition of fixed assets, if (1) at the time of such incurrence no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed $5,000,000 in the aggregate outstanding at any time, and (5) any Lien securing such Indebtedness is permitted under Section 6.2;

(f) obligations existing on the date hereof which are disclosed in Schedule 6.1 hereof;

(g) indebtedness incurred in accordance with the IURC Order so long as on a pro forma basis Borrower remains in compliance with the financial covenants contained in Article VIII;

(h) the LaSalle Line of Credit; and

(i) any Permitted Refinancing Indebtedness.

6.2 Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for the following ("Permitted Liens"):

(a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

(b) Liens or charges incurred in the ordinary course of the business of the Borrower which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens arising out of judgments or awards against the Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(d) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

(e) good faith deposits in connection with lending contracts or leases to which the Borrower is a party;

(f) purchase money Liens; provided that such Liens shall not apply to any property of Borrower other than that purchased and that such Liens in the aggregate shall not exceed $5,000,000.00;

(g) deposits to secure public or statutory obligations of the Borrower;

(h) Liens existing on the date hereof and disclosed in Schedule 6.2 hereof;

(i) Liens issued in connection with Permitted Refinancing Indebtedness; and

(j) Liens issued in connection with Indebtedness permitted pursuant to Section 6.1(g).

6.3 Investments; Acquisitions. The Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except Eligible Investments.

6.4 Transfer; Merger. The Borrower shall not, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or substantially all of its assets. The Borrower shall not, either directly or indirectly, sell, transfer, license, lease, encumber or otherwise dispose of any core utility operating asset, as reasonably determined by the parties, unless such sales, transfers, licenses, leases, encumbrances and other dispositions do not exceed $25,000,000.00 in the aggregate at any time.

6.5 Issuance of Stock. The Borrower shall not, either directly or indirectly, issue or distribute any additional capital stock or other equity securities of the Borrower.

6.6 Dividends and Related Distributions. Borrower shall not declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except that Borrower may pay dividends or make distributions so long as Borrower is not in violation of the financial covenants set forth in Article VIII and is not in material violation of any other covenant of Borrower and such dividend or distribution will not cause a violation of the financial covenants set forth in Article VIII and would not result in a material violation of any other covenant of Borrower herein.

6.7 Change of Legal Status. The Borrower shall not change its name, its type of organization, its jurisdiction of organization or other legal structure.

6.8 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, on terms that are less favorable to the Borrower than those that might be obtained in an arm's length transaction at the time from Persons who are not an Affiliate.

6.9 Contingent Liabilities. Without the prior written consent of the Required Lenders, the Borrower shall not be or become subject to or bound by any additional Contingent Liability other than Contingent Liabilities with respect to vendor guaranties which do not exceed $25,000,000.00 in the aggregate at any time. Each Contingent Liability in excess of $100,000.00, as of the Closing Date, is disclosed in Schedule 6.9 hereof.

6.10 Exclusive Service Area. The Borrower shall not consent to any other electricity supplier providing retail electric service within Borrower's exclusive service area that would have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

7.1 Corporate Existence. The Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges, and shall at all times maintain its exclusive service area and continue as a going concern in the business which the Borrower is presently conducting.

7.2 Maintain Property. The Borrower shall at all times maintain, preserve and keep its plants, properties and equipment, in good repair, working order and condition, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained except when Borrower reasonably determines that it is not in its best interest to do so and such determination could not reasonably be expected to have a Material Adverse Effect on Borrower. The Borrower shall permit the Agent to examine and inspect such plants, properties and equipment at all reasonable times.

7.3 Maintain Insurance. The Borrower shall at all times insure and keep insured in insurance companies acceptable to the Agent, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers', public and professional liability risks. Prior to the Closing Date, the Borrower shall deliver to the Agent a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Article VII.

7.4 Tax Liabilities. The Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any of its properties or equipment before the same shall become delinquent and before penalties accrue thereon, except for such items which are being contested in good faith and have been reserved for in accordance with GAAP.

7.5 ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Agent immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Agent of the occurrence of any Reportable Event or "Prohibited Transaction" (as such term is defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

7.6 Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lenders or their authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a) as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information as the Lenders may reasonably request, certified by an independent certified public accountant acceptable to the Lenders;

(b) as soon as available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the financial statements of the Borrower regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information as the Lenders may reasonably request, in reasonable detail, prepared and certified as accurate by the Borrower;

(c) as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of IPALCO, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information as the Lenders may reasonably request, in reasonable detail, certified by an independent certified public accountant acceptable to the Lenders;

(d) as soon as available, and in any event, within forty-five (45) days following the end of each fiscal quarter, a copy of the financial statements of IPALCO regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information as the Lenders may reasonably request, in reasonable detail, prepared and certified as accurate by the Borrower;

(e) as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual report and 10K statement of AES; and

(f) as soon as available, and in any event, within forty-five (45) days following the end of each fiscal quarter, a copy of the 10Q statement of AES.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lenders. The Borrower represents and warrants to the Lenders that the financial statements delivered to the Lenders at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Lenders shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom. The Borrower agrees to advise the Lenders immediately of any material adverse change in the financial condition, the operations or any other status of the Borrower.

7.7 Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Lenders copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

7.8 Covenant Compliance Report. The Borrower shall, within forty-five (45) days after the end of each of the first three fiscal quarters of Borrower's fiscal year and within one hundred twenty (120) days after the end of each fiscal year, deliver to the Lenders a computation in such detail as the Lenders shall specify, showing compliance by the Borrower with the financial covenants set forth in Article VIII, and certified as accurate by the Borrower.

7.9 Other Reports. The Borrower shall, within such period of time as the Lenders may specify, deliver to the Lenders such other schedules and reports as the Lenders may reasonably require.

7.10 Notice of Proceedings. The Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Lenders of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency, whether filed against or on behalf of Borrower, which may reasonably be expected to have a Material Adverse Effect.

7.11 Notice of Default. The Borrower shall, immediately after the commencement thereof, give notice to the Lenders in writing of the occurrence of an Event of Default or of any Unmatured Event of Default hereunder.

ARTICLE VIII

FINANCIAL COVENANTS

8.1 Interest Coverage Ratio. At all times the Borrower shall maintain a ratio of EBIT to Interest Charges which shall not be less than 2.50 to 1.00.

8.2 Total Debt to Capitalization Ratio. At all times the Borrower shall maintain a ratio of Total Debt to Capitalization which shall not exceed .60 to 1.00.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default"):

(a) The Borrower shall fail to pay when due principal of any Loan.

(b) Borrower shall fail to pay within ten (10) days of the date when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document.

(c) Any representation or warranty made by Borrower in or pursuant to or in connection with any Loan Document, or deemed made by Borrower in or pursuant to any Loan Document, or any statement made by Borrower in any financial statement, certificate, report (excluding projections) or exhibit furnished by Borrower to Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

(d) The Borrower shall default in the performance or observance of any covenant, agreement or duty under this Agreement or any Loan Document and such default shall continue unremedied (i) in the case of any covenant, agreement or duty contained in Section 7.6 or Section 7.8 for ten (10) Business Days, or (ii) in the case of any other covenant, agreement or duty for thirty (30) days.

(e) Any Cross-Default Event shall occur with respect to any Cross-Default Obligation; provided, that if a Cross-Default Event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if Borrower gave or agreed to give any fee or other monetary compensation for such waiver or indulgence; provided, further, that Borrower shall provide to Agent written notice of any event that would be a Cross-Default Event but for the grant of a waiver or similar indulgence. As used herein, "Cross-Default Obligation" shall mean any Indebtedness of Borrower, IPALCO or any subsidiary of Borrower, or commitment of any Person to make a loan or loans to Borrower, IPALCO or any subsidiary of Borrower, which is in excess of the aggregate amount of $5,000,000.00. As used herein, "Cross-Default Event" with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause or which would, with the giving of notice or the passage of time or both, permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity or to terminate its commitment to make loans to Borrower, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

(f) One or more judgments for the payment of money shall have been entered against the Borrower, which judgment or judgments exceed $5,000,000.00 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of forty-five (45) consecutive days.

(g) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $5,000,000.00 shall have been issued against the Borrower or any of its properties and shall have remained undischarged for a period of forty-five (45) consecutive days.

(h) Any Loan Document shall cease to be in full force and effect, or Borrower shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest, any Loan Document or any obligation or liability of Borrower thereunder.

(i) The LaSalle Line of Credit shall contain terms that are materially more favorable to the lenders under the LaSalle Line of Credit than to the Lenders under this Loan.

(j) Any one or more Pension-Related Events referred to in subsections (a)(ii) or (b) of the definition of "Pension-Related Event" shall have occurred; any one or more Pension-Related Events referred to in subsection (e)(i) of the definition of "Pension-Related Event" shall have occurred and such event shall not have been cured within fifteen (15) days after the occurrence thereof; or any one or more other Pension-Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such other Pension-Related Events, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(k) Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred in respect of Borrower or any of its Environmental Affiliates, and the Required Lenders shall determine in good faith that such events or conditions, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any past or present violation of any Environmental Law by such Person, or (ii) existence of any pending or threatened Environmental Claim against any such Person, or existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

(l) A Change of Control shall have occurred, unless such Change of Control has been approved by the IURC and evidence of such approval satisfactory to the Agent has been delivered to the Agent.

(m) A proceeding shall have been instituted in respect of the Borrower:

(i) seeking to have an order for relief entered in respect of the Borrower, or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for the Borrower or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed, undischarged and unstayed for a period of sixty (60) days.

(n) The Borrower shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 9.1(m)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute or take corporate action authorizing the institution of (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 9.1(m)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property.

(o) Any failure of the Borrower to comply with any laws, rules or regulations imposed upon Borrower by IURC or FERC that could reasonably be expected to have a Material Adverse Effect on Borrower.

ARTICLE X

REMEDIES

10.1 Remedies.

(a) If an Event of Default under Section 9.1 hereof (other than an Event of Default specified in subsection (m) or (n) thereof) shall occur or shall exist, then, in addition to all other rights and remedies which Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans, and the Agent shall, upon the written request of the Required Lenders, by notice to the Borrower, from time to time do any or all of the following:

(i) Declare the Revolving Loan Commitments terminated, whereupon the Revolving Loan Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(ii) Declare the unpaid principal amount of any or all of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

(b) If an Event of Default specified in subsection (m) or (n) of Section 9.1 hereof shall occur or exist, then, in addition to all other rights and remedies which Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Revolving Loan Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

ARTICLE XI

DEFAULTING LENDERS; WAIVERS

AND AMENDMENTS

11.1 Defaulting Lender. In the event that any Lender fails to fund its applicable Pro Rata Share of any Advance requested or deemed requested by the Borrower (or requested by the Swing Line Bank in connection with the participation in Swing Line Loans), which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower (or Swing Line Bank) by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(i) the foregoing provisions of this Section 11.1 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.4(c);

(ii) any such Lender shall be deemed to have cured its failure to fund its applicable Pro Rata Share of any Advance at such time as an amount equal to such Lender's original applicable Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower (or Swing Line Bank), whether made by such Lender itself or by operation of the terms of this Section 11.1, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its applicable Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the rate applicable to Prime Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Prime Loans;

(iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Prime Loans shall be applied first, ratably to all Prime Loans constituting Non Pro Rata Loans, second, ratably to Prime Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Prime Loans constituting Cure Loans;

(v) for so long as and until the earlier of any such Lender's cure of the failure to fund its applicable Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose applicable Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

(vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 11.1(ii), such Lender shall not be entitled to any facility fees or utilization fees with respect to its Revolving Loan Commitment, which facility fees and utilization fees shall accrue in favor of the Lenders which have funded their respective applicable Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (A) the outstanding principal amount of the Loans owing to such performing Lenders, plus (B) the aggregate participation interests of such performing Lenders arising with respect to Swing Line Loans.

11.2 Amendments. Subject to the provisions of Article XI, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i) Postpone or extend the Maturity Date or any other date fixed for the payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the Default Rate).

(ii) Reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon.

(iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

(iv) Increase the amount of the Revolving Loan Commitment of any Lender hereunder.

(v) Permit the Borrower to assign its rights under this Agreement.

(vi) Amend this Section 11.2.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent, and (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank. The Agent may waive payment of the fee required under Section 14.3(b) without obtaining the consent of any of the Lenders.

11.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 11.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE XII

THE AGENT

12.1 Appointment; Nature of Relationship. The Huntington National Bank is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

12.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

12.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

12.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent, (iv) the existence or possible existence of any Event of Default or Unmatured Event of Default or (v) the validity, effectiveness or genuineness of any Loan Document, or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrower.

12.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

12.6 Employment of Agent and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

12.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

12.8 The Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Loan Commitments (i) for any amounts, which are not unreasonable or excessive, not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or any reasonable costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Agent.

12.9 Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower in which such Person is not prohibited hereby from engaging with any other Person.

12.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

12.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

ARTICLE XIII

SETOFF; RATABLE PAYMENTS

13.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

13.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

13.3 Application of Payments. Subject to the provisions of Section 11.1, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 13.3, apply all payments and prepayments in respect of any Obligations in the following order:

(a) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

(b) second, to pay interest on and then principal of any advance made under Section 15.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

(c) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

(d) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;

(e) fifth, to pay interest due in respect of Swing Line Loans;

(f) sixth, to pay interest due in respect of Loans (other than Swing Line Loans);

(g) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans,

(h) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans) in such order as the Agent may determine in its sole discretion; and

(i) ninth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of an Event of Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Prime Loans, and then to repay outstanding LIBOR Loans with those LIBOR Loans which have earlier expiring Interest Periods being repaid or prepaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 13.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and the Swing Line Bank as among themselves. The order of priority set forth in clauses (d) through (i) of this Section 13.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (a) through (c) of this Section 13.3. may be changed only with the prior written consent of the Agent.

13.4 Relations Among Lenders.

(a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 13.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

(b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE XIV

BENEFIT OF AGREEMENT; ASSIGNMENTS;

PARTICIPATIONS

14.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 14.3 hereof. Notwithstanding clause (ii) of this Section 14.1, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 14.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

14.2 Participations.

(a) Permitted Participants, Effect. Subject to the terms set forth in this Section 14.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment.

(c) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 13.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 13.2 as if each Participant were a Lender.

14.3 Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment and all Loans owing to it) in accordance with the provisions of this Section 14.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit "C" hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount may be waived by the Required Lenders after the occurrence of an Event of Default or Unmatured Event of Default). The consent of the Agent and, prior to the occurrence of an Event of Default or Unmatured Event of Default, the Borrower (which consent, in each such case, shall not be unreasonably withheld), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

(b) Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit "C" hereto (a "Notice of Assignment"), together with any consent required by Section 14.3 (a) hereof, and (ii), in the case of an assignment to a Purchaser which is not a Lender or an Affiliate thereof, payment of a $5,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment and Loans participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.3(b), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment.

(c) The Register. The Agent shall maintain at its address referred to in Section 15.21 a copy of each assignment delivered to and accepted by it pursuant to this Section 14.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 14.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

14.4 Confidentiality. Subject to Section 14.5, the Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 14.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

14.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower, provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 14.4 the confidentiality of any confidential information described therein.

ARTICLE XV

MISCELLANEOUS

15.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

15.2 Government Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

15.3 Performance of Obligations. The Borrower agrees that the Agent may, but shall have no obligation, after the occurrence and during the continuance of an Event of Default, to make any other payment or perform any act required of the Borrower under any Loan Document. The Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 15.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this Section 15.3, together with interest thereon at the rate from time to time applicable to Revolving Loans that are Prime Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 15.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender, and each Lender agrees that it shall thereupon make available to the Agent, in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 15.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 15.3 shall constitute Obligations.

15.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

15.5 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrower, the Agent and the Lenders in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower, the Agent and the Lenders. No promises, either expressed or implied, exist between the Borrower, the Agent and the Lenders, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

15.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

15.7 Expenses; Indemnification.

(a) Expenses. The Borrower shall reimburse the Agent for any reasonable costs, charges for external legal services and out-of- pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent ) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, external charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Lenders ) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 15.7(a).

(b) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, or any of its predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower, the presence of asbestos- containing materials at any respective property of the Borrower or the Release or threatened Release of any Hazardous Materials into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or gross negligence of such Indemnitee, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) Waiver of Certain Claims; Settlement of Claims. The Borrower further agrees not to assert claims against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(d) Survival of Agreements. The obligations and agreements of the Borrower under this Section 15.7 shall survive the termination of this Agreement.

15.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

15.9 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Required Lenders, or each Lender, as the case may be, and then such amendment, waiver or consent shall be effective only for the specific purpose for which given.

15.10 WAIVER OF DEFENSES. THE BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE AGENT OR THE LENDERS IN ENFORCING THIS AGREEMENT. THE BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE AGENT OR THE LENDERS MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

15.11 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

15.12 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

15.13 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF INDIANA.

15.14 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(a) JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, MAY BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN INDIANAPOLIS, INDIANA, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF INDIANAPOLIS, INDIANA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (a) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(b) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE AGENT, OR ANY LENDER, SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (b).

(c) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(f) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 15.14, WITH ITS COUNSEL.

15.15 Binding Effect. This Agreement shall become effective upon execution by the Borrower, the Agent and the Lenders. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Agent is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

15.16 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Agent, be deemed material and relied upon by the Agent and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lenders, and the Lenders have been paid in full. The Lenders, in extending financial accommodations to the Borrower, are expressly acting and relying on the aforesaid representations and warranties.

15.17 Extensions of Lender's Commitment and Notes. This Agreement shall govern the terms of any extensions or renewals of the Lenders' commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal notes executed by the Borrower and accepted by the Lenders in their sole and absolute discretion in substitution for the Notes.

15.18 Time of Essence. Time is of the essence in making payments of all amounts due the Lenders under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

15.19 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.20 Facsimile Signatures. The Agent is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Agent by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Agent in good faith believes has been signed by Borrower and has been delivered to the Agent by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Agent shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Agent in lieu of, or in addition to, any such Communication.

15.21 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Agent's and Lenders' rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed at such party's address set forth below its signature hereto, or, as to each party, at such address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

INDIANAPOLIS POWER & LIGHT

COMPANY, an Indiana corporation

By:________________________________

Connie R. Horwitz,

Treasurer and Assistant Secretary

Address: One Monument Circle

Indianapolis, Indiana 46204

Attention: Connie R. Horwitz

Telephone No.: 317-261- 8670

Facsimile No.: 317-630- 0609

THE HUNTINGTON NATIONAL BANK, a

national banking association, as Agent, as

Lender, and as the Swing Line Bank

By:_________________________________

Angela M. Cecil, Vice President

Address: 201 North Illinois Street, Suite 1800

Indianapolis, Indiana 46204

Attention: Angela M. Cecil

Telephone No.: 317-237-2580

Facsimile No.: 317-237-2505

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Lender

By:_________________________________

Daniel Kraus, Assistant Vice President

Address: Mail Code: SL-MO- T12M One U.S. Bank Plaza

St. Louis, Missouri 63101

Attention: Daniel Kraus

Telephone No.: 314-418-8523

Facsimile No.: 314-418-3859

FIFTH THIRD BANK (CENTRAL INDIANA), a

Michigan banking corporation, as Lender

By:_________________________________

William J. Krummen, Vice President

Address: 251 North Illinois Street, Ste. 1000

Indianapolis, Indiana 46204

Attention: William J. Krummen

Telephone No.: 317-383-2145

Facsimile No.: 317-383-2764

EXHIBIT A

TO

CREDIT AGREEMENT

Revolving Loan Commitments

Lenders	Revolving Loan Commitment
______________________________________ The Huntington National Bank U.S. Bank National Association Fifth Third Bank (Central Indiana)	______________________________________ $20,000,000.00 $15,000,000.00 $10,000,000.00

SCHEDULE 1.1

TO

CREDIT AGREEMENT

IPALCO Debt

SCHEDULE 4.3

TO

CREDIT AGREEMENT

Governmental Approvals and Filings

SCHEDULE 5.9

TO

CREDIT AGREEMENT

Ownership and Control

SCHEDULE 5.10

TO

CREDIT AGREEMENT

Litigation

SCHEDULE 6.1

TO

CREDIT AGREEMENT

Existing Indebtedness

SCHEDULE 6.2

TO

CREDIT AGREEMENT

Existing Liens

SCHEDULE 6.9

TO

CREDIT AGREEMENT

Contingent Liabilities